SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)     March 15, 2007
Blackbaud, Inc.

(Exact name of registrant as specified in its charter)
Delaware

(State or other jurisdiction of incorporation)

000-50600	11-2617163

(Commission File Number)	(IRS Employer ID Number)
2000 Daniel Island Drive, Charleston, South Carolina 29492

(Address of principal executive offices)                (Zip Code)
Registrant’s telephone number, including area code           (843) 216-6200
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(d)     On March 15, 2007, the Board of Directors (the “Board”) of Blackbaud, Inc. appointed Carolyn Miles as member of its Board. Ms. Miles was appointed as a Class A director, and will hold office until Blackbaud’s 2008 Annual Meeting of Stockholders or until her successor is elected and qualified.
     The Nominating and Corporate Governance Committee of the Board (the “Committee”) conducted the search for director candidates. Although the Committee has not formulated any specific minimum qualifications for director candidates, it has determined that desirable characteristics include strength of character, mature judgment, career specialization, relevant technical skills, diversity and independence. After reviewing several director candidates, the Committee recommended Ms. Miles for appointment to the Board.
     The Board committees that Ms. Miles will serve on will be disclosed in Blackbaud’s proxy statement relating to its 2007 Annual Meeting of Stockholders.
     There were no arrangements or understandings between Ms. Miles and any other person pursuant to which Ms. Miles was appointed as a director. Ms. Miles is the Executive Vice President and Chief Operating Officer of Save the Children, a nonprofit corporation based in Westport, Connecticut. Save the Children is a customer of Blackbaud, and paid Blackbaud approximately $215,000 for software and services in 2006.
     An announcement regarding the appointment of Ms. Miles to the Board was released on March 21, 2007, a copy of which is attached hereto.
Item 9.01. Financial Statements and Exhibits.
     (c)     Exhibits

Exhibit No.	Description

99.1	Press release dated March 21, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACKBAUD, INC.

Date: March 21, 2007	/s/ Timothy V. Williams

Timothy V. Williams, Senior Vice President and Chief Financial Officer